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                                                                    Exhibit 23.3


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Amendment No. 3 to the General American Railcar Corporation II Registration Statement on Form S-3 (No. 333-58731) for the registration of $167,000,000 aggregate principal amount of Pass Through Certificates, Series 1998-1, and $160,000,000 aggregate principal amount of Equipment Notes, Series 98-A, 98-B and 98-C, of our report dated January 27, 1998, with respect to the consolidated financial statements and schedule of General American Transportation Corporation and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP

Chicago, Illinois
September 25, 1998